EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of BNC Bancorp (the “Company”), of our report dated February 27, 2015 relating to the consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014 and the effectiveness of BNC Bancorp’s internal control over financial reporting, which appears in the Company’s annual report on Form 10-K and incorporated by reference herein. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Raleigh, North Carolina

April 14, 2015